Exhibit 10.4

COMPREHENSIVE LOAN AGREEMENT

This Comprehensive Loan Agreement (the “Agreement”) is made and entered into by SemiLEDs Optoelectronics Co. Ltd., represented by Chairman Trung Doan (hereinafter the “Borrower”) and the guarantor who shall act as a joint and several guarantor for the Borrower (hereinafter the “Guarantor”), and the Guarantor and the Borrower (hereinafter collectively the “Obligors”) for application of the loan facility from E. SUN Commercial Bank (hereinafter the “Bank”). In addition to complying with the Credit Facility Agreement, the Joint Guarantee Agreement and other agreements entered into with the Bank, the Obligors agree to comply with the terms and condition as follows:

PART ONE. GENERAL TERMS

1.               The type and amount of the loans the Bank grants to the Borrower under this Agreement include following three facilities:

Loan in NTD	Amount		Loan in Foreign Currency	Amount
☒ Short-Term Line of Credit	NTD	100,000,000
			☒ Overseas Letter of Credit	USD	6,500,000
			☒ D/A, D/P, O/A Financing	USD	6,500,000

The credit line of each of the above financing facilities is revolving, subject to the total amount of the credit drawn from above facilities not exceeding NT$200,000,000, the comprehensive  loan amount. If the credit is drawn in foreign currencies, the comprehensive  line of credit shall be converted by the exchange rates set by the Bank.

If the Borrower applied loans under other previous agreements with the Bank, the remaining amount of any previous loans expired under such agreements but was not paid off to the Bank shall be calculated into and as part of the loan borrowings of each of the above financing facility or the total of the comprehensive loan amount as indicated under this section.

If the loan applied exceeds the loan amount of either the financing facility or the total of the comprehensive loan for any reason, including without limitation the floating exchange rate of foreign currency, the total exceeding the total of the comprehensive loan shall still be paid off by the Obligors.

2.               Except otherwise agreed under respective loan agreement, this Agreement is effective from May 19, 2011 to May 19, 2012. The first drawdown shall be made no later than September 19, 2011; otherwise, the Agreement shall promptly expire.

3.               The Borrower should provide the drawdown application recognized by the Bank indicating the intended borrowing amount of the loan along with other documents requested by the Bank. The loan will be given accordingly upon the Bank’s approval. The term of each loan shall adhere to the terms indicated on the respective application form. The application and relevant documents shall be deemed as a part of this Agreement and share the same effect of this Agreement.

4.               The Borrower agrees that the loan is deemed received when the Bank provides each loan fund into the bank account of the Borrower opened with the Bank or the drawdown made by the Bank in accordance with the instructions given by the Borrower.

5.               Benchmark Interest Rate and Fixed Deposit Interest Rate Index:

I. Benchmark Interest Rate

(1) Pricing basis: Benchmark Interest Rate is equal to the arithmetic average of the average overnight call rate applied by the financial sector in the past three months plus a certain percentage. The arithmetic average of the average overnight call rate applied by the financial sector in the past three months is announced by the Interbank Call Center. A certain percentage is set by referring to capital costs, operating costs, and interest rate risks and other market factors, which may be adjustable by the Bank subject to market changes.

(2) Rate sampling: Based on the average overnight call rate applied by the financial sector in the past three full months announced by the Interbank Call Center before the date of adjustment (rounded off to the second decimal point).

(3) Adjustment Frequency and Method:

☐ a. Benchmark interest rate is adjusted once every three months regularly, annual adjustment dates are 3/23, 6/23, 9/23, 12/23 (if such date is a holiday, the next business day serves as the adjustment date).

Adjustment Frequency Compiled Table

Adjustment date	3/23	6/23	9/23	12/23
Applicable period	3/23-6/22	6/23-9/22	9/23-12/22	12/23-3/22
Sampling date	12/1-2/29	3/1-5/31	6/1-8/31	9/1-11/30

☐ b. Benchmark interest rate is adjusted once every month regularly, the adjustment date is the 23rd day of each month (if such date is a holiday, the next business day serves as the adjustment date).

(4) In case of significant force majeure event occurs (for example, the sampling organizations are merged, eliminated, or is unable to provide the financial sector overnight call rate, etc.), the Bank may change the pricing basis for fixing the Benchmark Interest Rate.

II. Fixed Deposit Interest Rate Index

(1) Pricing Basis: Fixed Deposit Interest Rate Index is set in accordance with the average of “the fixed-rate of one-year term regular savings deposits” of a sample reference banks chosen: Bank of Taiwan, Chang Hwa Bank, Hua Nan Bank, First Bank, Taiwan Cooperative Bank, Land Bank, Mega International Commercial Bank, Cathay United Bank, Taiwan Business Bank, China Trust Commercial Bank, and other reputable banks in Taiwan (the rate shall be applied based on the Bank website announcement when appropriating the fund).

(2) Adjustment Frequency and Method:

a. Fixed deposit rate index is adjusted once every three months, annual adjustment dates are 2/21, 5/21, 8/21 and 11/21 (if such date is a holiday, the next business day serves as the adjustment date), sampling period is from the eleventh day to the seventeenth day of the same month as of the adjustment date, and the time of the adjustment made on such adjustment date will be announced by the Central Bank. The average rate of the sampling period serves as the basis for the adjustment. Index is rounded to the second decimal point.

Adjustment Frequency Compiled Table

Adjustment date	2/21	5/21	8/21	11/21
Applicable period	2/21-5/20	5/21-8/20	8/21-11/20	11/21-2/20
Sampling date	2/11-2/17	5/11-5/17	8/11-8/17	11/11-11/17

☒ b. Fixed deposit rate index is adjusted once every month, the adjustment date is the twenty-first day of each month (if such date is a holiday, the next business day serves as the adjustment date), and such adjusted rate is applicable from the 21st day of the same month as of the adjustment date until the twentieth day of next month. The sampling period is from the eleventh day to the seventeenth day of the same month as of the adjustment date, and the time of the adjustment made on such adjustment date will be announced by the Central Bank. The average rate of the sampling period serves as the basis for the adjustment. Index is rounded to the second decimal point.

(3) In case of the following occurs, the Obligors agree that the Bank may change and replace the sample reference banks by other domestic banks for determining the fixed deposit rate index:

a. When the sample reference bank merges, is merged, eliminated, closed, bankrupted, reorganized or is supervised or taken receivership over by the authority,

or is ordered to suspend and wind up business subject to Article 62 of the Banking Act.

b. One of the sample reference banks ceases to sell the fixed-rate one-year term regular savings deposits products.

III. Announcement: The adjusted Bench mark interest rate and fixed deposit rate index will be published on the board of “deposit/loan rate table” of various business units of the Bank and the Bank website (www.esunbank.com.tw).

6.               The Borrower hereby authorizes the Bank to transfer the deposit from the account number 1126-940-001286 of the demand deposit opened by the Borrower in the Bank to transact the loan activities and its related expenses (including principal, interest, liquidated damages, service fees, fees for credit-guaranty fund, insurance premiums, fees for the enforcement of the claims and attorneys fees, etc.) by using an automatic teller machine or by any of the tellers in persons from the Bank entitled to sign a deposit withdrawal certificate, without a bank book, withdrawal slip or check of the Borrower, shall be processed in accordance with the regulations of the Bank. Before all the loans are paid off, the Borrower shall not withdraw its authorization or limit the authorization to the Bank or settle the aforementioned deposit account without the consent of the Bank. The Agreement shall serve as a proof of the authorization.

7.               Payment of the principal and interests for the foreign currency loan should be made to the Bank by no later the than the payment date set forth in each application document. The payment of principal and interests shall be converted by the foreign exchange rate published by the Bank at the time of payment, or if the Borrower enters into a currency buy forward agreement with the Bank, it shall be calculated by the agreed exchange rate under such agreement, or the payment of principal and interests may be directly made by foreign currency. If the Borrower does not make payment before the payment due date and the currency exchange rate fluctuates after the payment date, such risk of floating currency exchange rate shall be solely borne by the Borrower and the Bank is entitled to convert the foreign currency loan into New Taiwan Dollar loan at a conversion date it chooses based on the date of selling exchange rate issued by the Bank. The Borrower has no right to object to aforementioned conversion date, currency exchange rate, and exchanged amount. However, the Bank has no duty to conduct the currency conversion.

8.               The Borrower shall apply for the loan in accordance with this Agreement, and the Borrower agrees to pay off all advance payment by the Bank, interests, issuance fee for L/C, fees for guarantee or acceptance of bill and all other fees. When the Borrower defaults on paying off the principal of the loan, the Borrower shall pay the delay interest according to the agreed interest rate. When the Borrower defaults on paying off the principal of the loan or its interest, if the Borrower defaults within six months , the delay interest rate as penalty is 10%, beyond six months, the delay interest rate as penalty is 20%, accrued from the principal/interest payment date. When the Borrower defaults on paying off the advance payment, interests or any fees, the Borrower shall pay the delay interest accrued from the date the Bank made the advance payment or the repayment date of advance payment and other fees according to the benchmark interest rate of the Bank plus 3.95% rate per annum, and if the Borrower defaults within six months, the delay interest rate as penalty is 10%, and beyond six months, the delay interest rate as penalty is 20%.

When the Borrower defaults on paying off advance payment made by the Bank in foreign currency or any fee, the Borrower shall pay the delay interest according to the general foreign loan interest rate as set on the due date and informed by the Bank or the Bank’s benchmark interest rate of New Taiwan Dollar adding 3.95% rate per annum, whichever is higher. When the Borrower defaults on paying off the foreign currency loan’s principal or its interest, if the Borrower defaults within six months from the principal/interest payment date, the delay interest rate as penalty is 10%, beyond six months, the delay interest rate as penalty is 20%.

The Obligors shall be liable for any costs and expenses incurred by the Bank for implementing its rights under the Agreement.

9.             If the Borrower requests the Bank to provide the guarantee or acceptance of bill service and the Borrower defaults on any payment obligation causing the Bank to pay off such debt, or to breach the loan agreement for the cause set forth in section 5 of the loan application agreement (in case of default under the section 5.2, the Bank shall give the Borrower an advance written notice within a reasonable time), before the Bank performs its obligations with respect to the guarantee or acceptance of bill, the Bank is entitled to settle all the amount of guarantee or acceptance of bill and dispose of the security. The proceeds of disposal of the security shall first be used to compensate the Bank for its payment and all necessary expenses, and the balance shall be reserved by the Bank within the amount of guarantee or acceptance of bill. If the proceeds are not enough to compensate for the Bank’s payment or no security was provided, the Borrower shall further provide the Bank with additional security or enough cash for the reserve purpose. The Bank is also entitled to transfer the monies  in Borrower’s saving account in the Bank to the reserve account within the amount of guarantee or acceptance of bill (in the case of the fixed deposit, the Bank is entitled to terminate it and transfer the monies  to the reserve account). If the Bank is released from its guarantee or acceptance of bill obligation, and no other fees or expenses shall be paid in advance, the reserved funds shall be returned to the Borrower immediately. (This clause is an individually negotiated clause)

10.         The Guarantor shall be jointly and severally liable for the principal, interest, delay interest, penalty, damages and other subordinate claims which the Borrower is liable under the Agreement. The Guarantor shall not withdraw from its obligation as a guarantor. Failure to sign on the L/C application or on the drawdown application by the Guarantor may not be used as an excuse to refuse to perform as a guarantor.

11.         The Obligors agree that the balance of the loan under this Agreement shall be determined in accordance with the amount recorded in the Application Form, Letter of Credit Application Form, Note Provided by the Borrower, or the Bank’s related vouchers or accounting books.

12.         If there is any insufficiency in any related works, responsibilities or obligations of the loan under the Agreement, the Obligors shall, in addition to fully comply with the terms of the Agreement and any other special arrangements under contracts separately entered, be bound by the latest enacted and promulgated under the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (the “UCP”), the Uniform Rules of Collection (the “URC”), and clauses under the Interpretation on Terms of Trade of the International Trade Regulations (the “Regulations”).  The UCP, URC, and Regulations are deemed as a part of the Agreement.

In the event of any change or adjustment to the UCP, URC, or Regulations, the Bank may make corresponding changes or adjustments to or termination of the Agreement pursuant to the actual situation, which shall be made in line with the UCP, URC, and Regulations as changed or adjusted, and the contracting parties to the Agreement shall not raise any objection.

13.         The place of performance of this Agreement is located in Hsinchu branch of the Bank. Both parties agree that Taiwan Taipei District Court or Hsinchu District Court is the forum should the suit involves with the Agreement is initiated.

PART TWO. SPECIFIC TERMS

WORKING CAPITAL LOAN

The Borrower shall in addition abide by the following clauses when applying for the working capital loan under this Agreement.

1.              The longest term of each loan may not exceed 180 days.  When the loan applied in foreign currency, the longest term of each loan may not exceed        .

2.               From the date of the loan, the interests accrued shall be paid monthly and calculated based on the annual interest rate indicated in the drawdown application, or be based on         the benchmark interest rate of the Bank, or         the deposit rate index of         %, (the current annual interest rate is         %). This interest rate shall be adjusted in accordance with the Bank’s adjustment to its interest rate pricing standard.

If the drawdown application is made in foreign currency, the interests accrued from the date of the loan shall be calculated based on the annual interest rate indicated in the drawdown application, or be based on        .

Discount Note Loans

The Borrower shall in addition abide by the following clauses when applying for discount note loans:

1.              The term of each loan shall last no longer than        .

2.               From the date of the loan, the interest accrued from the date of the loan shall be paid monthly and shall be calculated based on the interest rate indicated on the drawdown application or ☐ be based on the benchmark interest rate of the Bank, or ☐ be based on the fixed deposit rate index adding        % per annum (current annual interest rate is        %), this interest rate may be adjusted according to the Bank’s adjustment to its interest rate pricing standard.

3.               When applying a drawdown, the Borrower shall submit notes received by the

Borrower for goods sold, leasing, provision of services, or in other legal trading activities that are recognized by the Bank. The Borrower shall endorse such notes to the Bank, and the Bank has the discretion to decide the loan amount.

4.               The Borrower agrees that when the notes he furnishes are due and cashed, the monies will be deposited into a reserve account separately set up by the Bank (i.e. demand deposit account No.        ), and the Bank may at any time and at its own discretion withdraw or transfer monies  in said account with the chop left with the Bank to pay for all debts of the Borrower to the Bank. The Bank has full discretion as to the date, amount, sequence and method of principal/interest repayment, and may transfer monies  in the aforementioned account into any other accounts opened by the Borrower at the Bank. Notwithstanding the foregoing, the Bank is not obligated to handle the aforementioned matters for the Borrower. Unless with the Bank’s consent, the Borrower is not allowed to draw on the deposits in said account.

5.              Where the notes furnished by the Borrower do not show instruction for acceptance or payment, or are not paid when due, the Bank may, without providing a certificate of dishonor or notice of reasons for dishonor, notify the Borrower to redeem the notes with equivalent amount of cash in three (3) days after receiving the notice. In the event the Borrower fails to redeem the notes before the specified deadline, the Bank may at its own discretion call all loans under this Agreement due without sending further notice or reminder. (This clause is an individually negotiated clause).

6.               Where the notes furnished by the Borrower to secure a loan are no longer valid due to loss or impairment in the process of transfer or in other accidents, or is forged or altered, the Borrower agrees to pay off the notes according to the amounts recorded in the Bank’s book.

Export Loans

The Borrower shall in addition abide by the following clauses when applying for export loans:

1.               The term of each loan shall last no longer than         .

2.               From the date of the loan, the interest accrued shall be paid monthly and shall be calculated based on the interest rate indicated on the drawdown application or ☐ be based on the benchmark interest rate of the Bank, or ☐ be based on the fixed deposit rate index adding         % per annum (current annual interest rate is         %), this interest rate may be adjusted according to the Bank’s adjustment to its interest rate pricing standard.

3.           The Bank may request the Borrower to provide export L/C, or export collection document, or purchase orders from foreign clients, or export contract, or purchase orders or contracts from domestic traders for purchasing products to be exported, or export collaboration contract, or export processing service contract acceptable to the Bank. The Bank has the discretion to decide the loan amount in accordance with the above documents.

4.           Borrower’s Statement:

(1)          If the Borrower attaches export L/C or export collection document to the drawdown application, the Borrower will entrust the Bank to handle all related export bill purchase or export collection formalities and agrees that proceeds from the export bill purchase, export collection, or other export income will be used first to repay the principal/interest of the loan.

(2)          If the Borrower attaches purchase orders from foreign clients or export contracts to the drawdown application, the Borrower agrees that upon receiving L/C under such purchase orders or contracts or having prepared the export collection documents, he will immediately deliver those documents to the Bank and undertake the export bill purchase, export collection or other exchange settlement formalities through the Bank during the loan period. The Borrower also agrees that proceeds from the export will be used first to repay the principal/interest of the loan.

(3)          If the Borrower attaches purchase orders or contracts from domestic traders for purchasing products to be exported, or export collaboration contract, or export processing service contract to the drawdown application, the Bank may request the Borrower to provide an undertaking from the domestic payers in the aforementioned contracts that they undertake to make their payments directly to the Bank. The Borrower also agrees that those payments will be used first to repay the principal/interest of the loan.

(4)          If the Borrower does not attach any export L/C, export collection documents, purchase orders, or contracts to the drawdown application, the Borrower agrees that the proceeds from the export bill purchase or export collection processed through the Bank, or other export income will be used first to repay the principal/interest of the loan.

Commercial Paper Guarantee

The Borrower shall in addition abide by the following clauses when requesting the Bank to provide guarantee for the commercial papers he issues:

1.               The guarantee for each commercial paper shall last no longer than            from its date of issuance to its due date.

2.               The Borrower shall pay the Bank a guarantee fee at an annual rate of          % based on the amount of guarantee. The guarantee fee shall be paid in full on the date the Bank provides guarantee.

3.               After the Bank has guaranteed a commercial paper issued by the Borrower, the Borrower agrees to deposit the face value of the commercial paper into an account at a clearing bank designated by the competent authority before the issued commercial paper becomes due. If the Borrower is delayed in making such a deposit that the Bank must make advances to clear the commercial paper, the Borrower agrees to repay the advances made by the Bank.

Acceptance

The Borrower shall in addition abide by the following clauses when requesting the Bank to provide acceptance service:

1.     The duration for each acceptance of bill of exchange shall last no longer than         from the date of acceptance to the due date of the bill.

2.     The Borrower shall pay the Bank an acceptance fee at an annual rate of         % based on the face value of the bill. The acceptance fee shall be paid in full on the date the Bank provides the acceptance service.

3.     Each time the Borrower requests acceptance service from the Bank, the Borrower shall also provide the Bank with a promissory note (in NTD payable to the Bank with a financial entrepreneur serves as a third party drawee, and the Bank’s obligation to make certificate of dishonor is waived) which is endorsed by a third party acceptable to the Bank. The Bank may cash such promissory note on the business day immediately prior to the due date of the bill so as to pay the acceptance upon presentation. If the Borrower fails to pay the promissory note he has drawn on time that the Banks has to make advances to pay for the acceptance, the Borrower agrees to repay the advances made by the Bank, and pay delay payment interest and penalties as agreed under this Agreement.

Guarantee

The Borrower (i.e. the “Appointer”) shall in addition abide by the following clauses when requesting the Bank to provide guarantee:

1.     The Borrower’s obligations guaranteed by the Bank are as shown on the guarantee document issued by the Bank.

2.     The amount, duration and content of each guarantee shall be governed by the guarantee document issued by the Bank.

3.     When requesting the Bank to provide guarantee, the Appointer shall pay the Bank a guarantee fee at an annual rate of        % based on the amount and duration of guarantee or the amount stated on the drawdown application. The guarantee fees shall be paid ☐ in one lump sum or ☐          to the Bank. The minimum fee for each guarantee shall be (currency)$         , excluding postages, telecommunication fees and other expenses to be paid by the Appointer, if any.

4.     The Appointer should faithfully perform his obligations guaranteed by the Bank set forth under Clause 1 of this “Guarantee” Section and agrees to inform the Bank of the performance status. Where the Appointer is delay in performing his obligations guaranteed by the Bank that the Bank must make advances to honor its guarantee obligation, the Appointer agrees to promptly repay the advances made by the Bank, and pay delay payment interest and penalties as agreed under this Agreement.

5.     When the beneficiary under the guarantee issued by the Bank notifies the Bank to honor its guarantee obligation, the Bank is not required to confirm or question whether the conditions of the guaranteed matter have been met or whether there is dispute involved, but may proceed to honor its guarantee obligation.

6.     Where the Bank guarantee is provided in the form of L/C, the L/C issued shall conform to the prevailing “Uniform Customs and Practice for Documentary Credit” published by the International Chamber of Commerce.

Issuance of Letter of Credit (L/C)

The Borrower (i.e. the “Appointer”) shall in addition abide by the following clauses when requesting the Bank to issue letters of credit (L/C) (including sight L/C, usance L/C, and advances):

1. The Appointer shall in addition abide by the following clauses when requesting the Bank to issue a domestic L/C:

(1)   When the Appointer applies for the issuance of a domestic spot L/C, the related draft must be pay at sight and the payoff date is one day before the beneficiary presents the draft for payment or the due date as notified by the Bank. If the Appointer requests the Bank to make advances to pay the sight draft to its beneficiary, the financing period shall last no longer than ten (10) days, and the financing interest charge shall be paid on a monthly basis at the ☐ benchmark interest rate or ☐ be based on the fixed deposit rate index adding         % per annum (current annual interest rate is          %), this interest rate may be adjusted according to the Bank’s adjustment to its interest rate pricing standard.

(2)   When the Appointer applies for the issuance of a domestic forward L/C, the term of the related draft shall last no longer than            days. The Appointer shall deliver the principal and interest on the draft to the Bank one day before the draft under the L/C becomes due or on the date as notified by the Bank.

(3)   With regard to the draft under the L/C, the Appointer may ask the Bank to provide short-term loan to pay the beneficiary of the draft when due under the “Application for Domestic Irrevocable Letter of Credit,” and this Agreement and the “Application for Domestic Irrevocable Letter of Credit” shall serve as proof of loan without entering another deed. The Appointer also agrees to abide by the following:

a.     The term of each loan shall last no longer than               days. The loan may still be applied even if the application date is beyond the term of this Agreement or (and) the term of the L/C.

b.     Interest on the loan shall be charged at the rate as notified by the Bank or ☐ be based on the benchmark interest rate of the Bank, or ☐ be based on the fixed deposit rate index adding          % per annum (current annual interest rate is      %), this interest rate may be adjusted according to the Bank’s adjustment to its interest rate pricing standard.

c.    After the Bank appropriate the loan into the Appointer’s account at the Bank (         Deposit Account No.          ), the monies in the account may be withdrawn to pay the draft or L/C in an amount as shown thereon via an automatic teller machine or in the form of a deposit withdrawal or transfer voucher signed by any authorized signatory of the Bank without the presentation of the Appointer’s bankbook or withdrawal slip. The manner of withdrawal (transfer) is at the full discretion of the Bank, and this Agreement serves as proof of authorization from the Appointer.

2. The Appointer shall in addition abide by the following clauses when requesting the Bank to issue an overseas L/C:

(1)   The Appointer (in this section the Borrower may be referred to as Appointer) shall fill in and submit the Application Form for Issuance of L/C and other documents required by the Bank each time when the Appointer applies for overseas L/C from the Bank, and the Obligors agree that the credit balance shall be determined based on the amount as stated in the Application Form for Issuance of L/C submitted by the Appointer or in the Bank’s related vouchers or accounting books.

(2)   The Appointer acknowledges that each balance between the amount of the L/C as indicated in the Application Form for Issuance of L/C and the amount of settled exchange shall be the amount of the advance payment made by the Bank, and the Appointer agrees that the Application Form for Issuance of L/C and the Bank’s related documents serve as proof of such advance payment.

(3)   The Appointer, when applying sight overseas L/C, shall pay off each advance payment, interests and other related costs within 15 days upon receiving shipping documents under each respective L/C and informed by the Bank, except the follows:

a.       Where the shipping documents are delivered before the goods, the Appointer shall submit the supporting documents of the shipping company and pay off the advance payment made by the Bank three days after the arrival of the goods.  In the event that the shipping documents have been delivered but the goods have not, the Appointer shall immediately pay off the advance payment within 60 days after being informed by the Bank.

b.       Where the goods are delivered before the shipping documents, and it is necessary to apply for the delivery against letter of guarantee, the Appointer shall pay off the advance payment immediately and the interests accrued for seven days in advance, the same shall apply to application for delivery of goods by endorsement on the countersigned bill of lading.

c.       Where the goods are shipped by different batches, the Appointer shall first pay off the advance payment in accordance with the ratio of the amount indicated on each shipping document to the amount indicated on the L/C.

(4)   When applying for overseas forward L/C, the term of the draft or loan under each respective forward L/C shall not exceed 270 days counting from the date of issuance of the forward L/C or from the date the Bank’s foreign agent makes the payment; the date of payment of such draft or loan shall be the due date of a draft or the date as informed by the Bank.

(5)  The interest of the advance payment in foreign currency from the date of advance payment made by the Bank or by the Bank’s foreign agent until the due date of such advance payment shall be calculated based on the interest rate informed by the Bank. The interest rate is adjustable by the Bank by referring to the credit rate for foreign exchange business established by the foreign exchange transaction center or to the overweighed rate applied on the foreign currency capital the Bank borrowed.

(6)  For advance payment made by the Bank under each respective L/C, the Appointer may submit a drawdown application, promissory note or other debt certificate to apply short-term loan in New Taiwan Dollar, and to commission the Bank to set off the debts with such loan; the Agreement shall serve as proof for such loan without entering another deed; the Appointer also agrees with the following:

a.     The term of each loan shall last no longer than 180 days. The loan may still be applied even if the application date is beyond the term of this Agreement or (and) the term of the L/C.

b. The interest shall be calculated based on the interest rate indicated on the drawdown application or ☐ be based on the benchmark interest rate of the Bank, or ☒ be based on the fixed deposit rate index per annum adding 0.61% per annum (current annual interest rate is 1.90%), this interest rate may be adjusted according to the Bank’s adjustment to its interest rate pricing standard.

(7) If the Bank suffers any loss from the Appointer’s failure to timely make customs declaration and clearance after the respective L/C shipping documents have been delivered, after the Bank notifies the Appointer within reasonable time, all of the money advance by the Bank is deemed mature. The Bank may claim the amount in New Taiwan Dollar calculated in accordance with the exchange rate as of the maturity date, or for the purpose of securing the claim, apply for the customs declaration and clearance with the Customs and then foreclose or at will dispose of (including the measure employed, the price and the time, etc.) the goods imported to satisfy all debts and expenses and losses incurred due to the disposition of the goods (including the duties and transportation fees incurred from the customs declaration and clearance) owing to the bank. The Obligors shall be jointly and severally liable for any shortfall. (This clause is an individually negotiated clause)

(8)  If the Appointer imports the goods by collection, under the consent of the Bank, the Appointer may apply for the delivery against letter of guarantee or endorsement on the countersigned bill of lading within the agreed specified amount; provided that the affidavits (exclusive for delivery against letter of guarantee or endorsement on the countersigned bill of lading under collection arrangement) and any relevant deeds and documents requested by the Bank shall be submitted for each withdrawal. The Obligors shall, pursuant to the amounts, terms and conditions of each affidavit, deed, and document, be liable to the Bank for the damage incurred until the Appointer accepts the negotiable instrument or makes the payment according to the foreign documents sent to the Bank.

(9)  In the event that there is any inconsistency in the shipping documents and the L/C or the letter of guarantee or endorsement on the countersigned bill of lading under collection arrangement issued by the Bank pursuant to the Appointer’s application regarding the goods, specifications, prices, total amount, or the clearance conditions, the Appointer agrees to be responsible for any shortage of balance, to accept the negotiable instrument, to make the payment and manage any other formalities according to the terms and conditions set forth in the shipping documents sent to the Bank. The Obligors shall be responsible for any loss of the Bank arising from the inconsistency in the documents signed by the Bank and the documents sent to the Bank. The affidavit for delivery against letter of guarantee or endorsement on the countersigned bill of lading is incorporated into the Agreement as attachment, and the Obligors shall comply with this Agreement accordingly.

(10) The Appointer agrees to provide the shipping documents, goods procured and other collaterals for the creation of pledge in favor of the Bank to secure the monies  and advance payments owing to the Bank under the respective L/C, and the Agreement is the evidence for such creation of pledge. The Appointer agrees that from the date of opening the L/C until the arrival of the goods procured, the Bank has the pledge over all relevant shipping documents for the goods procured (e.g., import permits and the relevant bills of lading). The Bank also has the pledge over the goods procured from the arrival of such goods.

(11) The Bank is not responsible for any unsuccessful negotiation with the foreign negotiating bank, where the negotiation is requested by the Appointer when the Appointer refuses to accept the flaw indicated on the arrival notice of the shipping document for the respective L/C. The Appointer shall still comply with the Agreement, pay off the principal and interests of the monies  advanced by the Bank and any other expenses incurred. The Obligors shall be jointly and severally liable for any damage to the Bank.

(12) The relevant terms and condition of the Agreement are applicable to the L/C financing which the Appointer requests the Bank to open for triangular trade.

3. In addition to the above clauses, the Appointer also agrees to the following conditions:

(1)   The handling charges shall be paid in accordance with the rate as fixed by the Bank if the Bank agrees to issue respective L/C under the Agreement.

(2)   After the Bank reviews all the drafts and documents related to the L/C and considers that the drafts and documents related to the L/C appear to be in accordance with the terms and conditions indicated on the L/C, and the Bank therefore accepts the draft or makes the payment, the Appointer shall reimburse the Bank by the payment due date. The Bank shall not be held liable, and the Appointer shall not refuse to make the payments on the basis that the L/C and related document are proven to be forged, fake, modified without authority or with flaw (including the circumstances that the product number and quality do not match with the records on the bill).

(3)   The Bank shall not be held liable and the Appointer shall make full payment according to the L/C, should there be any loss or damage arising from any of the following: (i) the communication error, delay or error in interpretation of the L/C; (ii) loss, delay or failure of arrival at the agreed venue of the bill, or the whole or part of the goods listed on the bill; (iii) failure to insure or under-insured of the goods during the transportation or after the delivery of the goods; (iv) the goods is detained or hindered by any third party during the transportation or after the delivery of the goods; or (v) any other factors and situations.

(4)   The Appointer shall be liable for the following matters concerning the goods procured under the respective L/C: (i) the L/C beneficiary’s or the seller’s non-performance of the contract, delay or defective delivery, (ii) any other force majeure incident that leads to damage; and (iii) the insurance company refuses to honor the claim, or makes insufficient claim payment, or delay the payment of the claim of the goods procured under respective L/C. When the L/C is overdue for three weeks, the Bank may directly write-off the L/C and use the amount of returned remittance to set off the money advance under the Agreement.

(5)   Upon the Bank’s request, the Appointer agrees to obtain prior consent from the Bank regarding the categories and conditions of the insurance for the goods listed in the respective L/C. The Bank shall be the priority beneficiary insured in full. The original copy of the insurance documents and the duplicate copy of the receipts of the insurance premium shall be retained by the Bank. The Bank may notify the Appointer to procure additional insurance when it deems necessary and the expenses incurred by such additional insurance shall be borne by the Appointer. The Bank is without obligation but has the right to manage the insurance on behalf of the Appointer should the Appointer delay in doing so or failed to renew the insurance upon its expiration. The Appointer shall duly repay the Bank immediately for any insurance premium advanced by the Bank.

D/A, D/P, O/A FINANCING

The Borrower shall in addition abide by the following clauses when applying for D/A, D/P, and O/A financing:

1.     The term of the loan should not exceed 180 days.

2.     When the loan is applied in US Dollars, from the date of the loan, the interest accrued will be calculated according to the US interest rate on SIBOR (LIBOR rate for other currency) plus 0.7% rate of annum and divided by 0.946 or be calculated based on the annual interest rate indicated in the drawdown application.

3.     After the Bank grants the loan to the Borrower for import trading financing purpose, such loan will be appropriated by the Bank and directly pay for the monies  in foreign currencies applied under D/A, D/P, and O/A terms by the Borrower via the Bank.

4.     The Borrower may apply for loans under D/A, D/P, and O/A terms in other foreign currencies; however, the amount of each loan shall be converted into US Dollars by the exchange rate fixed by the Bank and the total amount of the loans may not exceed the amount agreed and stipulated in this Agreement.

5.     Agreed by the Bank, the Borrower may apply for shipping guarantee or the vice bill of lading endorsement not exceeding the amount stipulated in the Agreement when imports goods under the D/A or D/P terms. Each drawdown application should include affidavit (import collection delivery guarantee or vice bill of lading endorsement) along with other related contracts and documents requested by the Bank. The Obligors acknowledge the amount indicated in the related documents and agree to comply with the terms of the affidavit. The Obligors’ liability to the Bank should be extended until the Obligors accepts the note or fully pay the amount payable to the Bank.

6.     When the Borrower applies loans for financing under D/A, D/P, and O/A terms, the Borrower may submit the drawdown application form, promissory note, or other debt certificates to apply short-term loan in New Taiwan Dollar, and to commission the Bank to set off the debts with such loan; the Agreement shall serve as proof for such loan without entering another deed; the Appointer also agrees with the following:

(i)       The term of each loan shall be no longer than 180 days. The loan may still be applied even if the application date is beyond the term of this Agreement.

(ii)      The interest shall be calculated based on the interest rate indicated on the drawdown application or be based on the fixed deposit rate index per annum adding 0.61% per annum (current annual interest rate is 1.90%), this interest rate may be adjusted according to the Bank’s adjustment to its fixed deposit interest rate index.

(iii)     The Bank shall not be involved with any liability and the Obligors shall be in full responsibility to handle the following matters concerning the goods procured or sold under the loan: (i) any force majeure incident such as shipwreck, pirates, and water or fire crisis that leads to wholesome or partial damage or value deflation of the goods; and (ii) the insurance company refuses to honor the claim, or makes insufficient claim payment, or delay the payment of the claim of the goods procured under the loan; or (iii) for any other reasons that the goods can not be imported or exported.

To: E. SUN Commercial Bank

The Obligors hereby agree and sign the Agreement and declare their thorough understanding of the contents of the Agreement after reviewing the same for reasonable time.

The Borrower: SemiLEDs Optoelectronics Co. Ltd.

(Original Stamp):

Responsible Person: Trung Doan

Address: 3-4F, No. 11 Ke Jung Rd., Chu-Nan Site, Hsinchu Science Park, Chu-Nan

350 Miao-Li County, Taiwan, R.O.C.

Guarantor:

Address:	(Original Stamp):

Guarantor:

Address:	(Original Stamp):

Guarantor:

Address:	(Original Stamp):

Guarantor:

Address:	(Original Stamp):

Guarantor:

Address:	(Original Stamp):

Date : June 16, 2011

Credit Facility No.: 001455

Stamp:                          Handled by:                                Cross Reference:

E. SUN Commercial Bank Loan Approval Details

1.                   Name of the Borrower: SemiLEDs Optoelectronics Co., Ltd.

2.                   Comprehensive Loan Amount: NT$200,000,000

Comprehensive Loan Conditions:

2.1. Short-Term Line of Credit: NT$100,000,000

a. The term of each borrowing must not exceed 180 days.

b. The interest rate is to be calculated on a variable basis based on the market interest rate for commercial paper of the Bank recorded on the date of each respective loan drawdown application, plus an annual rate of 0.75%.

2.2. Overseas Letter of Credit (L/C): US$6,500,000

a. There is no required advanced deposit at the time of L/C issuance.  The term of each L/C shall be no longer than 270 days.  The application fee is 0.075% of the draft or advance payment under each respective L/C but in no event less than NT$400.

b. The loan can be borrowed in NT dollar.  The interest rate shall be calculated on a variable basis at the fixed one-month deposit rate index of the Bank plus an annual rate of 0.61%.  The term of each borrowing shall be no longer than 180 days.

c. The SIBOR rate (or the LIBOR rate if the draft or advance payment is denominated in currencies other than US dollar) plus an annual rate of 0.7% divided by 0.946 for loans in the US dollar. The term of each borrowing shall be no longer than 180 days.

2.3. O/A, D/A, and D/P Import Financing: US$6,500,000

a. The financing period must not exceed 180 days.

b. The SIBOR rate (or the LIBOR rate if the financing arrangement is denominated in currencies other than USD) plus an annual rate 0.7% divided by 0.946 for US dollar loans. The loan can be borrowed in NT dollars and the interest rate shall be calculated on a variable basis at the fixed one-month deposit rate index of the Bank plus an annual rate of 0.61%.  The term of each borrowing shall be no longer than 180 days.

c. Free of service charge.  The borrowing can be applied based on the total invoice amount submitted.

2.4. O/A Export Financing: US$6,500,000

a. The financing period must not exceed 180 days.

b. The SIBOR rate (or the LIBOR rate if the financing arrangement is denominated in currencies other than US dollar) plus an annual rate 0.7% divided by 0.946 for US dollar loans.

c. O/A export financing is free of service charge. The borrowing can be applied based on the total invoice amount submitted .

2.5. The borrowings can be made based on the financing period and loan amount of each credit facility above; however, the total amount draw-down from the loans may not exceed NT$200,000,000 in aggregate.  If the loan is borrowed in foreign currencies, the borrowings shall be calculated based on the foreign exchange rates set by the Bank.

3. Please kindly work closely with our sales department related to bank deposits and foreign exchange business.

4. Joint guarantee and joint guarantor: None.

6. The properties that the Borrower previously pledged to the Bank pursuant to the existing loan agreements will not be released if there is any outstanding balance.

7. The credit facility is approved on May 19, 2011. The credit facility expires if the first drawn down is not made beginning on or after the first 4 months of the approval date.

8. Time Period for the Credit Facility: One year after the date of loan approval.

9. This Loan Approval Details is the exhibit of the “Comprehensive Loan Agreement.” If there is any conflict between those two documents, this Approval Details shall prevail.

Sincerely yours,

E. SUN Commercial Bank (Hsinchu)

Date: June 16, 2011

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